Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-191291 on Form S-8, of our report dated March 14, 2017, relating to the consolidated financial statements of World Point Terminals, LP and subsidiaries, appearing in this Annual Report on Form 10-K of World Point Terminals, LP for the year ended December 31, 2016

/s/ Deloitte & Touche LLP

St. Louis, Missouri

March 14, 2017